Exhibit 5.20
[LAWSON LUNDELL LLP LETTERHEAD]
February 4, 2010
VIA EDGAR
United States Securities and Exchange Commission
Ladies and Gentlemen:
Silver Standard Resources Inc.
Filing of Registration Statement on Form F-10 (the “Registration Statement”)
We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Silver Standard Resources Inc. on February 4, 2010, as such may thereafter be amended or supplemented, and in the prospectus contained therein, under the headings “Legal Matters”, “Interests of Experts”, “Documents Filed as Part of the Registration Statement” and “Enforceability of Civil Liabilities”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities of 1933, as amended.

Yours very truly, LAWSON LUNDELL LLP
/s/ Lawson Lundell LLP